Exhibit 99.1

Company Release – Mifflintown, PA – May 2, 2017 Juniata Valley Financial Corp. Announces 2017 First Quarter Financial Results

Marcie A. Barber, President and Chief Executive Officer of Juniata Valley Financial Corp. (OTC Pink: JUVF) (“Juniata”), announced that Juniata’s first quarter 2017 net income was $1,459,000, an increase of $167,000, or 12.9%, in comparison to net income for the first quarter of 2016. Earnings per share was $0.31 in the first quarter of 2017, representing an increase of 14.8% over the first quarter of 2016. Ms. Barber noted, “While the reported increase in earnings was primarily due to gains achieved in a strategic sale of a portion of the Company’s investment portfolio during the 2017 period, our core earnings remain consistently strong, driven by a net interest margin in excess of 3.50% and steadily increasing non-interest income”.

Net interest income, net of the provision for loan losses, was $4,442,000 in the first quarter of 2017 as compared to $4,508,000 in the first quarter of 2016, as overall costs of funding average earning assets increased by five basis points. The net interest margin on a fully tax-equivalent basis was 3.51% in the first quarter of 2017, compared to 3.58% in the comparative period.

Non-interest income during the first quarter of 2017 included $504,000 in gains on the sales and calls of securities; in the first quarter of 2016, non-interest income included a $113,000 gain on the sale of student loans acquired in the FNBPA transaction. Excluding those two events, non-interest income increased by $46,000, or 4.3%, in the first quarter of 2017 compared to the first quarter of 2016. The increase was attributable to an 11.9% increase in customer service fees and an 11.1% increase in debit card fee income.

Non-interest expense increased by 3.1% in the first quarter of 2017 versus the first quarter of 2016, primarily due to employee compensation and benefits expense, which increased by 5.6% due to increased staffing and higher medical insurance expense. Merger and acquisition costs related to the acquisition of FNBPA were $58,000 in the first quarter of 2016, with no such expenses recorded in the first quarter of 2017.

Annualized return on average assets for the first quarter of 2017 was 1.00% as compared to 0.88% for the same period in 2016; and annualized return on average equity was 9.83% and 8.50% in the first quarters of 2017 and 2016, respectively.

Total assets at March 31, 2017 were $592.1 million, an increase of 2.0% compared to December 31, 2016. During the same period, loans grew by $5.4 million, or 1.4%, and deposits increased by $15.2 million, or 3.3%. Credit quality continued to improve in the first quarter of 2017. As of March 31, 2017, non-performing loans as a percentage of average outstanding loans was 1.10%, improving from 1.40% on December 31, 2016.

On April 18, 2017, Juniata Valley Financial Corp.’s Board of Directors declared a cash dividend of $0.22 per share, payable on June 1, 2017 to shareholders of record on May 15, 2017.

To review financial statements which include detailed quarter and year-to-date financial information, please refer to Juniata’s reports by following this link: March 2017 Financial Statements. These financial statements can be also be found at www.jvbonline.com, under Investor Relations/Financial Highlights/March 2017 Financial Statements.

Management considers subsequent events occurring after the statement of condition date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the SEC.  Accordingly, the financial information in this announcement is subject to change.

The Juniata Valley Bank, the principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with fifteen community offices located in Juniata, Mifflin, Perry, Huntingdon, McKean and Potter Counties. In addition, Juniata Valley owns 39.16% of Liverpool Community Bank, which it carries under the equity method of accounting. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades through OTC Pink under the symbol JUVF.

*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995. When words such as “believes”, “expects”, “anticipates” or similar expressions are used in this release, Juniata Valley is making forward-looking statements. Such information is based on Juniata’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties and, accordingly, actual results may differ materially from this forward looking information. Many factors could affect future financial results. Juniata undertakes no obligation to publicly update or revise forward looking information, whether as a result of new or updated information, future events, or otherwise. For a more complete discussion of certain risks and uncertainties affecting Juniata, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” set forth in the Juniata’s filings with the SEC.